Exhibit 10.1

June 29, 2023

John K. Scott, Jr.

4995 Bradenton Ave.

Dublin, OH 43017

Re: Term Note dated April 10, 2022

Dear Kim,

Reference is made to that certain Term Note issued to you on April 10, 2022 in the aggregate principal amount of $2.5 million. This letter agreement confirms that on the date hereof, we will repay $1,073,600 principal amount of the Term Note by issuing to you 12,200,000 shares of our common stock, based on the closing stock price of $0.088 per share on June 28, 2023. Upon such issuance, $1,073,600 principal amount of the Term Note shall be cancelled and you will own less than 33.33% of our outstanding common stock. We agree to deliver to you a certificate evidencing such shares.

You hereby acknowledge and agree that the aggregate number of shares of common stock and voting power that you may own in the Company may not exceed 33.33% of the Company’s then outstanding shares of common stock and voting power (“Share Cap”), as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, unless Company stockholder approval is obtained to issue more than the Share Cap in accordance with the rules of the NYSEA.

In addition. you hereby acknowledge and agree that (i) the shares of common stock being acquired have not been registered under the Securities Act of 1933, as amended, and the certificate evidencing the shares will contain a restrictive legend, and (ii) you are acquiring the shares of common stock for your own account for investment only and with no present intention of distributing any of such shares or that you have no arrangement or understanding with any other persons regarding the distribution of such shares.

If the foregoing is acceptable to you, please sign this letter in the space provided below and return it to me.

Sincerely, Navidea Biopharmaceuticals, Inc.

By:
Joseph W. Meyer Director, Finance and Accounting (Principal Financial Officer)

Acknowledged and agreed to:

By:

John K. Scott, Jr.